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1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com



News Release                                            [BECTON, DICKINSON LOGO]


Contact:
Charles Borgognoni, Corporate Communications - 201-847-6651
Patricia Spinella, Investor Relations - 201-847-5453

                BD BOARD AUTHORIZES ADDITIONAL SHARE REPURCHASES

Franklin Lakes, NJ (January 28, 2003) -- The Board of Directors of BD (Becton, Dickinson and Company) (NYSE:BDX) has authorized the Company to repurchase up to 10 million common shares of the Company. The Company plans to use the shares for general corporate purposes. This authorization is in addition to the approximately 1.5 million shares remaining under a 10 million-share repurchase authorization dated September 17, 2001. On December 31, 2002, the Company had approximately 254 million common shares outstanding.

The Company said the new authorization is consistent with continued strong cash flow and its commitment to maintain prudent debt ratios.

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. For the fiscal year ended September 30, 2002, BD reported total revenues of $4.033 billion.

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This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding the Company's performance, including future revenues, products and income, or events or developments that the Company expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of the Company and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; uncertainties of litigation; the Company's ability to achieve sales and earnings forecasts, which are based on sales volume and product mix assumptions, to achieve its cost savings objectives, and to achieve anticipated synergies and other cost savings in connection with acquisitions; changes in regional, national or foreign economic conditions; increases in energy costs; fluctuations in costs and availability of raw materials and in the Company's ability to maintain favorable supplier arrangements and relationships; changes in interest or foreign currency exchange rates; delays in product introductions; and changes in healthcare or other governmental regulation, as well as other factors discussed in this press release and in the Company's filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements.